Exhibit 3.1

Bylaw Amendments

RESOLVED:	That Article II, Section 2.2 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 2.2	Annual Meetings

The annual meeting of the stockholders ("Annual Meeting of Stockholders") shall be held for the election of directors and the transaction of such other business as properly may come before it at such place, date and time as the Board of Directors may from time to time determine. The Board of Directors may postpone, reschedule or cancel any previously scheduled annual meeting. Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be transacted by the stockholders may be made at an Annual Meeting of Stockholders (a) pursuant to the Corporation's notice with respect to such meeting, (b) by or at the direction of the Board of Directors or (c) by any stockholder of the Corporation who was a stockholder of record at the time of giving of the notice hereinafter provided for in this Section, who is entitled to vote at the meeting and who has complied with the notice procedures hereinafter set forth in this Section. For nominations or other business to be properly brought before an Annual Meeting of Stockholders by a stockholder pursuant to the preceding clause (c) of this Section, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation, such business must be a proper matter for stockholder action under Chapter 78 of the Nevada Revised Statutes (the “Nevada General Corporation Law”) and, if the stockholder solicits or participates in the solicitation of proxies in support of such proposal or nominees, the stockholder must have timely indicated its intention to do so as provided in subclause (C)(iii) of this Section. To be timely, a stockholder's notice must be received by the Corporation’s Secretary at the principal executive offices of the Corporation not less than one hundred twenty (120) days prior to the anniversary date of the Corporation's proxy statement released to stockholders in connection with the previous year's annual meeting of the stockholders. Such stockholder's notice shall set forth (A) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of such nominees as directors, or is otherwise required, pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act") (including such person's written consent to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder; and (C) as to the stockholder giving the notice (i) the name and address of such stockholder, as they appear on the Corporation's books, (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and (iii) whether such stockholder intends to solicit or participate in the solicitation of proxies in favor of such proposal or nominee or nominees. Notwithstanding anything in the fifth sentence of this Section to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least 100 days prior to the first anniversary of the preceding year's annual meeting, a stockholder's notice required by this Section shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the 10th day following the day on which such public announcement is first made by the Corporation. Only persons nominated in accordance with the procedures set forth in this Section shall be eligible to serve as directors and only such business shall be conducted at an Annual Meeting of Stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section. The chair of the meeting shall have the power and the duty to determine whether a nomination or any business proposed to be brought before the meeting has been made in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposed business or nomination shall not be presented for stockholder action at the meeting and shall be disregarded. For purposes of this Section, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or a comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act. Notwithstanding the foregoing provisions of this Section, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to matters set forth in this Section. Nothing in this Section shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

RESOLVED:	That Article II, Section 2.3 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 2.3	Special Meetings

Special meetings of the stockholders for any purpose or purposes, unless otherwise proscribed by the Nevada General Corporation Law, the Articles of Incorporation of the Corporation (the “Articles of Incorporation”), as amended, or these Bylaws may be called by a majority of the Board of Directors or the President. The place, date and time of a special meeting shall be fixed by the Board, or by the President in the event that the special meeting is called by the President. Written notice of any special meeting shall be provided in accordance with Article II, Section 2.4 of these Bylaws. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be selected pursuant to the Corporation's notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is a stockholder of record at the time of giving of notice provided for in this Section, who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in this Section. Nominations by stockholders of persons for election to the Board of Directors may be made at such a special meeting of stockholders if the stockholder's notice required by the fifth sentence of Article II, Section 2.2 of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be selected at such meeting.

RESOLVED:	That Article II, Section 2.4 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 2.4	Notice of Meetings

Written notice of the place, date, time and purpose or purposes of, a meeting of the stockholders shall be given to each stockholder of record entitled to vote at such meeting, in the manner prescribed by Section 6.1 of these Bylaws, not less than ten (10) nor more than sixty (60) days prior to the date of the meeting. Notice of the meetings shall be in writing and signed by the President or Vice-President, or the Secretary or an Assistant Secretary, if any, or by such other persons as the Board may designate.

RESOLVED:	That Article II, Section 2.6 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 2.6	Voting Rights

In order that the Corporation may determine the stockholders entitled to notice of, and to vote at, a meeting of stockholders or at any adjournment(s) thereof, the Board may fix a record date in the manner prescribed by Section 9.1 of these Bylaws. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy in the manner prescribed by Section 2.7 of these Bylaws. Except as specifically provided otherwise by Nevada General Corporation Law, the Articles of Incorporation, as amended, or these Bylaws, each holder of capital stock entitled to vote at a meeting of stockholders shall be entitled to one vote for each share of such stock registered in such stockholder’s name on the books and records of the Corporation as of the record date.

RESOLVED:	That Article II, Section 2.10 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 2.10	Stockholder Action Without a Meeting Prohibited

Any action required or permitted to be taken by stockholders may only be taken at an annual or special meeting of the stockholders, called in accordance with these Bylaws.

RESOLVED:	That Article IX, Section 9.1 of the Bylaws of the Corporation shall be amended so that it shall be and read in its entirety:

Section 9.1	Record Date

In order that the Corporation may determine the stockholders entitled to notice of, and to vote at, a meeting of stockholders, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board may fix, in advance, a record date which shall not be more than sixty (60) nor less than (10) days prior to the date of such meeting nor more than sixty (60) days prior to any other action. A determination of stockholders of record entitled to notice of, and to vote at, a meeting of stockholders shall apply to any adjournments(s) of such meeting; provided however, that the Board may, in its discretion, and shall if otherwise required by these Bylaws, fix a new record date for the adjourned meeting.